EX-2.2


                      Joint Venture and Exchange Agreement
                                     Between
                            Sara Hallitex Corporation
                                       And
                             FutureVest Corporation


THE SECURITIES WHICH ARE THE SUBJECT OF THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "1933 ACT"), NOR REGISTERED UNDER ANY STATE SECURITIES LAW. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE 1933 ACT, OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE 1933 ACT, THE AVAILABILITY OF WHICH IS TO BE ESTABLISHED TO THE SATISFACTION OF THE COMPANY.

AGREEMENT FOR THE EXCHANGE OF ASSETS AND COMMON STOCK:

AGREEMENT made this 22nd day of September 1999 by and between SARA HALLITEX CORPORATION, an Oklahoma corporation (hereinafter, called "SARA HALLITEX") and FUTUREVEST CORPORATION, a Bahamian corporation (hereinafter, called "FUTUREVEST").

In consideration of the mutual promises, covenants, and representations contained herein, and other good and valuable consideration,

THE PARTIES HERETO AGREE AS FOLLOWS:

1. EXCHANGE OF ASSETS AND SECURITIES. Subject to the terms and conditions of this Agreement, SARA HALLITEX agrees to transfer and surrender ownership of all of its existing investment banking, communications and operational assets to FUTUREVEST.COM, (USA) INC. ("FUTUREVEST.COM, USA"), a corporation currently in the process of being formed. In exchange, upon FUTUREVEST.COM, INC.'s incorporation in the Commonwealth of the Bahamas, SARA HALLITEX will acquire 10,000,000 shares of FUTUREVEST.COM INC. common stock (or a 77% equity interest in the company) and 5,000,000 warrants to purchase shares of FUTUREVEST.COM, INC. at an exercise price of $10 per share; and FUTUREVEST CORPORATION will acquire 3,000,000 shares of FUTUREVEST.COM, INC. common stock and 1,000,0000 warrants to purchase shares of FUTUREVEST.COM, INC. common stock, at an exercise price of $5 per share.

2. REPRESENTATIONS AND WARRANTIES. SARA HALLITEX represents and warrants to FUTUREVEST the following:

         i ORGANIZATION. SARA HALLITEX is a corporation duly organized, validly existing, and in good standing under the laws of Oklahoma, and has all the necessary corporate powers to own properties and carry on a business, and is duly qualified to do business and is in good standing in Oklahoma. All actions taken by the incorporators, directors and shareholders of SARA HALLITEX have been valid and in accordance with the laws of the State of Oklahoma.

         ii CAPITAL. The authorized capital stock of the SARA HALLITEX is 50,000,000 shares of common stock, $0.001 par value, of which 10,308,481 are issued and outstanding. All outstanding shares are fully paid and non-assessable, free of liens, encumbrances, options, restrictions, and legal or equitable rights of others not a party to this Agreement. At closing, there will be no outstanding subscriptions, options, rights, warrants, convertible securities, or other agreements or commitments obligating SARA HALLITEX to issue or to transfer from the treasury any additional shares of its capital stock. None of the outstanding shares of SARA HALLITEX are subject to any stock restriction agreements. All of the shareholders of SARA HALLITEX have valid title to such shares and acquired their shares in a lawful transaction and in accordance with the laws of the State of Oklahoma.

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         iii.     FINANCIAL STATEMENT. Exhibit A to this Agreement includes the balance sheet of SARA HALLITEX as of June 30, 1999, for the period then ended. The balance sheet has been prepared in accordance with generally accepted accounting principles consistently followed by SARA HALLITEX throughout the period indicated, and fairly present the financial position of SARA HALLITEX as of the date of the balance sheet, and the results of its operations for the period indicated.

         iv. ABSENCE OF CHANGE. Since the date of the balance sheet, there has not been any change in the financial condition or operations of SARA HALLITEX, except changes in the ordinary course of business, which changes have not, in the aggregate, been materially adverse.

         v. LIABILITIES. SARA HALLITEX does not have any debt, liability, or obligation of any nature, whether accrued, absolute, contingent, or otherwise, and whether due or to become due, that is not reflected on SARA HALLITEX financial statement. SARA HALLITEX is not aware of any pending, threatened or asserted claims, lawsuits or contingencies involving SARA HALLITEX or its common stock. There is no dispute of any kind between SARA HALLITEX and any third party, and no such dispute will exist at the closing of this Agreement. At the closing, SARA HALLITEX will be free from any and all liabilities, liens, claims and/or commitments.

         vi ABILITY TO CARRY OUT OBLIGATION . SARA HALLITEX has the right, power, and authority to enter into and perform its obligations under this Agreement. The execution and delivery of this Agreement by SARA HALLITEX and the performance by SARA HALLITEX of its obligations hereunder will not cause, constitute, or conflict with or result in (a) any breach or violation or the provisions of, or constitute a default under any license, indenture, mortgage, charter, instrument, articles of incorporation, bylaw, or other agreement or instrument to which SARA HALLITEX or its shareholders are a party, or by which they may be bound, nor will any consents or authorizations of any party other than those hereto be required, (b) any event that would cause SARA HALLITEX to be liable to any party, or (c) any event that would result in the creation or imposition or any lien, charge or encumbrance on any assets of SARA HALLITEX or upon the assets of SARA HALLITEX to be acquired by FUTUREVEST.COM.

         vii. FULL DISCLOSURE. None of the representations and warranties made by SARA HALLITEX, or any certificate or memorandum furnished or to be furnished by SARA HALLITEX, contains or will contain any untrue statement of a material fact, or omit any material fact the omission of which would be misleading.

         viii. POWER OF ATTORNEY. No person holds a power of attorney from SARA HALLITEX.

         ix. COMPLIANCE WITH THE LAWS. SARA HALLITEX has complied with, and is not in violation of any federal, state or local statue, law, and/or regulation pertaining to SARA HALLITEX. SARA HALLITEX has complied with all federal, and state securities laws in connection with the issuance, sale and distribution of its securities.

         x. LITIGATION. SARA HALLITEX is not (and has not been) a party to any suit, action, arbitration, or legal, administrative, or other proceeding, or pending governmental investigation. To the best of the knowledge of SARA HALLITEX, there is no basis for any such action or proceeding and no such action or proceeding is threatened against SARA HALLITEX and SARA HALLITEX is not subject to or in default with respect to any order, writ, injunction, or decree of any federal, state, local, or foreign court, department, agency, or instrumentality.

         xi. CONDUCT OF BUSINESS. Prior to the closing, the SARA HALLITEX shall conduct business in the normal course, and shall not (a) sell, pledge, or assign any assets, (b) amend its article of incorporation or By-laws, (c) declare dividends, redeem or sell stock or other securities, (d) incur any liabilities, (e) acquire or dispose of any assets, enter into any contract, guarantee obligations of any third party, or (f) enter into any other transaction.


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         xii.     CORPORATE DOCUMENTS. Copies of each of the following
                  documents, which are true, complete and correct in all material respects, will be attached hereto and made an integral part hereof to this Agreement:

                  (1)      Articles of Incorporation;
                  (2)      By-laws;
                  (3)      Minutes of Shareholders Meetings;
                  (4)      Minutes of Directors Meetings;
                  (5)      List of Officers and Directors;
                  (6)      Balance Sheet as described in Section 2(iii); and
                  (7) Stock register and stock records of SARA HALLITEX and a current, accurate list of the SARA HALLITEX shareholders.

         xiii. DOCUMENTS. All minutes, consents or other documents pertaining to SARA HALLITEX to be delivered at the closing shall be valid and in accordance with the laws of the State of Oklahoma.

         xiv. TITLE. The assets to be transferred to FUTUREVEST.COM will be, at the closing, free and clear of all liens, security interests, pledges, charges, claims, encumbrances and restrictions of any kind.

3.   FUTUREVEST REPRESENTS AND WARRANTS TO SARA HALLITEX THE FOLLOWING:

         i. ORGANIZATION. FUTUREVEST is a corporation, duly organized, validly existing, and in good standing under the laws of the Commonwealth of the Bahamas, and has all the necessary corporate powers to own properties and carry on a business, and is duly qualified to do business and is in good standing in the Commonwealth of the Bahamas. All actions taken by the incorporators, directors and shareholders of FUTUREVEST have been valid and in accordance with the laws of the Commonwealth of the Bahamas.

         ii. COUNSEL. FUTUREVEST and SARA HALLITEX represent and warrant prior to the Closing, that they are represented by independent counsel or have had the opportunity to retain independent counsel to represent them in this transaction.

4.   REPRESENTATIONS OF FUTUREVEST AND SARA HALLITEX:

         i. INCORPORATION OF FUTUREVEST.COM, INC. FUTUREVEST and SARA HALLITEX will take the necessary steps to cause the duly incorporation of FUTUREVEST.COM, INC. under the laws of the Commonwealth of the Bahamas. Upon its incorporation, SARA HALLITEX will receive its 77% equity interest in FUTUREVEST.COM, INC.

         ii. INCORPORATION OF FUTUREVEST.COM, (USA), INC. SARA HALLITEX will take the necessary steps to cause the duly incorporation of FUTUREVEST.COM (USA), INC. under the laws of the State of Nevada. Upon its incorporation, SARA HALLITEX will transfer all of its investment banking, communications and operational assets to FUTUREVEST.COM (USA) INC. and FUTUREVEST.COM (USA), INC. will be responsible for managing all SARA HALLITEX US-based e-finance operations.

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         iii.     MERGER OF FUTUREVEST.COM (USA), INC. WITH FUTUREVEST.COM,
                  (INC.). Upon FutureVest.com, Inc.'s incorporation in the Common wealth of the Bahamas, FutureVest,com, Inc. (USA) will merge with and into FutureVest.com, Inc, to become FutureVest.com, Inc's wholly-owned operating subsidiary.

         iii. COMPLETION OF AGREEMENT. Upon completion of the Agreement, all investment banking, communications, and operational assets of SARA HALLITEX will become the operational assets of FUTUREVEST.COM, (USA) INC.

5. CLOSING. The closing of this transaction shall take place at the offices of Sara Hallitex Corporation, 4344 Promenade Way. Suite 102P, Marina del Rey, CA. 90292, upon receipt or exchange, as the case may be of the items referenced in Section 6, below. Unless the closing of this transaction takes place on or September 22, 1999, then either party may terminate this Agreement.

6.   DOCUMENTATION TO BE DELIVERED AT CLOSING.

     i.  BY SARA HALLITEX
         ----------------

         (1) Board of Directors Minutes authorizing the transfer of certain investment banking, communications and operational assets of SARA HALLITEX.
         (2) Balance sheet of SARA HALLITEX, dated June 30, 1999 for the period then ended.
         (3) All the business and corporate records of SARA HALLITEX, including but not limited to, correspondence files, bank statements, checkbooks, savings account books, minutes of shareholders and directors meetings, financial statements, shareholder listings, stock transfer records, agreements and contracts.
         (4) Such other minutes of SARA HALLITEX shareholders or directors as may reasonably be required by FUTUREVEST.

     ii. BY FUTUREVEST:
         --------------

         (1) Delivery to SARA HALLITEX, or to its Transfer Agent, of the certificates representing 10,000,000 shares of common stock of FUTUREVEST.COM, INC.
         (2) Consents signed by a majority of shareholders of FUTUREVEST.COM, INC. consenting to the terms of this Agreement.

7.   REMEDIES.

         i. ARBITRATION. Any controversy or claim arising out of, or relating to, this Agreement, or the making, performance, or interpretation thereof, shall be settled by arbitration in Los Angeles County, California in accordance with the Rules of the American Arbitration Association then existing, and judgment on the arbitration award may be entered in any court having jurisdiction over the subject matter of the controversy.

8.   MISCELLANEOUS.

         i. CAPTIONS AND HEADINGS. The Article and paragraph headings throughout this Agreement are for convenience and reference only, and shall in no way be deemed to define, limit, or add to the meaning of any provision of this Agreement.

         ii. No ORAL CHANGE. The Agreement and any provision hereof, may not be waived, changes, modified, or discharged orally, but only by agreement in writing signed by the party against whom enforcement of any waiver, change, modification, or discharge is sought.

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

         iii. NON WAIVER. Except as otherwise expressly provided herein, no waiver of any covenant, condition, or provision of this Agreement shall be deemed to have been made unless expressly in writing and signed by the party against whom such waiver is charged; and (i) the failure of any party to insist in any one or more cases upon the performance of any of the provisions, covenants, or conditions of this Agreement or to exercise any option herein contained shall not be construed as a waiver or relinquishment for the future of any such provisions, covenants, or conditions, (ii) the acceptance of performance of anything required by this Agreement to be performed with knowledge of the breach or failure of a covenant, condition or provision hereof shall not be deemed a waiver of such breach or failure, and (iii) no waiver by any party of one breach by another party shall be construed as a waiver with respect to any other or subsequent breach.

         iv. TIME OF ESSENCE. Time is of the essence of the Agreement and of each and every provision hereof.

         v. ENTIRE AGREEMENT. This Agreement contains the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings.

         vi. COUNTERPARTS. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed as original, but all of which together shall constitute one and the same instrument.

         vii. NOTICES. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom the notice is to be given, or the third day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly address, and by fax, as follows:

         FUTUREVEST CORPORATION         SARA HALLITEX CORPORATION:
         c/o 4344 Promenade, Way, 102P  c/o 4344 Promenade, Way, 102P
         Marina del Rey, CA 90292                Marina del Rey, CA 90292


IN WITNESS WHEREOF, the undersigned have executed this Agreement this 22nd day of September, 1999.

FUTUREVEST CORPORATION                      SARA HALLITEX CORPORATION

--------------------------------            --------------------------------
Sean Krause, as per the approval            Garrett K. Krause, as per the
of the board of directors and               approval the board of directors and
shareholders                                shareholders


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